Exhibit 21

Subsidiaries of the Registrant

1.	Meridian Bioscience Corporation, an Ohio corporation

2.	Meridian Life Science, Inc., a Maine corporation

3.	Meridian Bioscience Europe, s.r.l., an Italian corporation

4.	Meridian Bioscience Europe S.A., a Belgian corporation

5.	Meridian Bioscience Europe B.V., a Dutch corporation

6.	Meridian Bioscience UK Ltd., a United Kingdom corporation

7.	Meridian Bioscience International Ltd., a United Kingdom corporation

8.	Meridian Bioscience Beijing, LLC, a Wholly Foreign Owned Enterprise located in Beijing, China

9.	Meridian Bioscience Canada, Inc., a Canadian corporation

10.	Meridian Bioscience Israel Holding Ltd., an Israeli corporation

11.	Bioline Ltd., a United Kingdom corporation

12.	Bioline Reagents Ltd., a United Kingdom corporation

13.	Bioline GmbH, a German corporation

14.	Bioline (Aust) Pty Ltd., an Australian corporation

15.	Magellan Biosciences, Inc., a Delaware corporation

16.	Magellan Diagnostics, Inc., a Delaware corporation

17.	Exalenz Bioscience Ltd., an Israeli corporation

18.	Exalenz Bioscience, Inc., a Delaware corporation

19.	Jiangsu Exalenz Medical Device Co. Ltd., a Wholly Foreign Owned Enterprise located in China